Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LA SALLE HOTEL PROPERTIES REPORTS FIRST QUARTER RESULTS

RevPAR Increases 10.3 Percent; EBITDA Rises 82.0 Percent

BETHESDA, MD, April 20, 2005 – LaSalle Hotel Properties (NYSE: LHO) today reported a net loss to common shareholders of $2.9 million, or ($0.10) per diluted share for the quarter ended March 31, 2005, compared to a net loss of $6.2 million, or ($0.25) per diluted share for the prior year period.

For the quarter ended March 31, 2005, the Company generated funds from operations (“FFO”) of $8.3 million versus $3.2 million for the same period of 2004. On a per diluted share/unit basis, FFO for the first quarter was $0.27 versus $0.13 for the same period last year. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2005’s first quarter increased 82.0 percent to $13.5 million from $7.4 million during the prior year period.

Room revenue per available room (“RevPAR”) for the quarter ended March 31, 2005 versus the same period in 2004 increased 10.3 percent to $97.80. Average daily rate (“ADR”) rose to $152.45, an 8.9 percent improvement, while occupancy rose 1.3 percent to 64.2 percent from the prior year.

“RevPAR growth for the portfolio exceeded our expectations, primarily as a result of greater pricing power,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Our urban hotels, especially our hotels located in Washington, D.C. and Boston led the portfolio’s strong performance. Our resort-oriented hotels also achieved impressive RevPAR gains led by San Diego Paradise Point Resort and Seaview Resort. Both of these resorts are poised for a good year, as booking trends are encouraging and group demand is improving at both properties. Overall, we are pleased with our portfolio’s results during the quarter, especially since there was significant disruption caused by the ongoing capital reinvestment programs occurring at a number of our hotels.”

In addition to the strong RevPAR growth in the quarter, portfolio-wide food and beverage revenue increased 10.4 percent over prior year to $24.6 million. This growth was attributable to continued improvement in group and corporate demand at several of the Company’s hotels. As a result, total revenue generated by the portfolio rose 8.5 percent over prior year to $78.3 million.

The Company’s hotels generated $15.0 million of EBITDA for the quarter, which is an increase of $2.6 million or 21.3 percent over last year. First quarter EBITDA margins across the Company’s portfolio grew 202 basis points from the prior year. The EBITDA margin increase was primarily due to the Company’s continued ability to raise rates at its urban and resort properties.

“We are pleased with the margin improvement our portfolio generated during the first quarter, although as expected, we continue to experience above inflationary increases in wages and benefits, property taxes, liability insurance and energy,” explained Mr. Bortz. “As we have historically done, we will continue to employ aggressive and creative asset management efforts in conjunction with our hotel management teams to minimize expense growth, create efficiencies and improve operating margins.”

On January 6, 2005, the Company acquired the Hilton San Diego Gaslamp Quarter for $85.0 million. The upscale full-service hotel opened in 2000 and is located in the heart of the Gaslamp historic district in downtown San Diego. Featuring 282 well-appointed guestrooms, the hotel is operated pursuant to a Hilton franchise agreement and managed by Davidson Hotel Company. The hotel is located directly across the street from the San Diego Convention Center, two blocks from PETCO Park, the new home of the San Diego Padres baseball team, and just three miles from San Diego International Airport.

On January 10, 2005, LaSalle acquired the Grafton on Sunset for $25.5 million. The Grafton is an upscale full-service hotel with 108 guestrooms and suites. The Grafton is located in the heart of West Hollywood, adjacent to Beverly Hills and just a short distance from Melrose Avenue, Century City, Santa Monica, Marina Del Rey and downtown Los Angeles. The Grafton is managed by Outrigger Lodging Services (“OLS”), which also manages the Company’s Le Montrose Suite Hotel, also located in West Hollywood.

On January 14, 2005, the Company announced its monthly dividend of $0.08 per share of its common shares of beneficial interest for each of the three months of January, February and March 2005. The January dividend was paid on February 15, 2005 to common shareholders of record on January 31, 2005; the February dividend was paid on March 15, 2005 to common shareholders of record on February 28, 2005; and the March dividend was paid on April 15, 2005 to common shareholders of record on March 31, 2005.

In the first quarter, the Company invested $16.8 million of capital throughout its portfolio, including $9.5 million for the redevelopment and repositioning of Lansdowne Resort and the amenity additions related to the development of the Golf Club at Lansdowne. The Company also continued its renovations and repositioning programs at the Sheraton Bloomington, the Westin City Center Dallas, Seaview Resort, Le Montrose Suite Hotel and the Chicago Marriott Downtown.

As of the end of the first quarter 2005, LaSalle Hotel Properties had total outstanding debt of $372.0 million, including its $14.4 million portion of the joint venture debt related to the Chicago Marriott Downtown. The Company’s $300.0 million unsecured credit facility had $90.9 million outstanding as of March 31, 2005. Interest expense for the quarter was $4.0 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 5.2 times. As of March 31, 2005, total debt to trailing 12-month Corporate EBITDA equaled 4.1 times, one of the lowest debt to EBITDA ratios in the industry.

Subsequent Events

On April 15, 2005, the Company announced its monthly dividend of $0.08 per common share of beneficial interest for each of the three months of April, May and June 2005. The April dividend will be paid on May 13, 2005 to common shareholders of record on April 29, 2005; the May dividend will be paid on June 15, 2005 to common shareholders of record on May 31, 2005; and the June dividend will be paid on July 15, 2005 to common shareholders of record on June 30, 2005. This represents a 3.3 percent annualized yield based on the Company’s closing share price on April 20, 2005.

2005 Outlook

“As evidenced by our portfolio’s strong first quarter performance, we believe 2005 will continue to be an outstanding year for the hotel industry and LaSalle Hotel Properties,” said Mr. Bortz. “Demand growth should continue to substantially outpace new room supply. As a result, we expect to continue to exercise pricing power in many of the markets where we own hotels. This should result in a meaningful improvement in RevPAR and property level EBITDA. However, we expect that continued above-inflationary increases in employee wages, benefits, insurance costs, property taxes and energy will limit our ability to further improve property-level margins beyond the 100 to 150 basis point increase we are currently forecasting for 2005.”

The Company’s current 2005 outlook is as follows:

Net Income	$13.8 million - $16.1 million ($0.45 - $0.53 per diluted share)

FFO	$61.6 million - $64.0 million ($2.01 - $2.09 per diluted share/unit);

EBITDA	$96.0 million - $98.3 million; and

Capital Expenditures	$60.0 million.

These forecasts assume a healthy economic environment and no unexpected events negatively impacting the economy or the travel industry.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 21 upscale and luxury full-service hotels, totaling approximately 6,700 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the

Company’s expectations are listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the three months ended March 31,
	2005	2004
Revenues:
Hotel operating revenues:
Room revenue	$41,932	$27,899
Food and beverage revenue	22,160	15,574
Other operating department revenue	4,771	3,695

Total hotel operating revenues	68,863	47,168
Participating lease revenue	3,925	3,573
Other income	421	81

Total revenues	73,209	50,822

Expenses:
Hotel operating expenses:
Room	11,265	7,997
Food and beverage	16,467	11,743
Other direct	3,351	2,727
Other indirect	21,585	15,699

Total hotel operating expenses	52,668	38,166
Depreciation and other amortization	10,964	9,045
Real estate taxes, personal property taxes and insurance	3,588	2,748
Ground rent	798	771
General and administrative	2,766	2,143
Amortization of deferred financing costs	617	511
Other expenses	101	450

Total operating expenses	71,502	53,834

Operating income (loss)	1,707	(3,012)
Interest income	101	73
Interest expense	(4,007)	(3,287)

Loss before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(2,199)	(6,226)
Income tax benefit	2,705	2,862

Income (loss) before minority interest, equity in earnings of unconsolidated entities and discontinued operations	506	(3,364)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(2)	62

Income (loss) before equity in earnings of unconsolidated entities and discontinued operations	504	(3,302)
Equity in loss of unconsolidated entities	(289)	(248)

Income (loss) before discontinued operations	215	(3,550)
Discontinued operations:
Income (loss) from operations of properties disposed of	(45)	487
Minority interest, net of tax	—	(9)
Income tax benefit	19	18

Net income (loss) from discontinued operations	(26)	496

Net income (loss)	189	(3,054)
Distributions to preferred shareholders	(3,133)	(3,133)

Net loss applicable to common shareholders	$(2,944)	$(6,187)

Earnings per Common Share - Basic:
Loss applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$(0.10)	$(0.28)
Discontinued operations	—	0.02

Net loss applicable to common shareholders after dividends paid on unvested restricted shares	$(0.10)	$(0.26)

Earnings per Common Share - Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.10)	$(0.27)
Discontinued operations	—	0.02

Net loss applicable to common shareholders	$(0.10)	$(0.25)

Weighted average number common shares outstanding:
Basic	29,701,695	24,045,610
Diluted	30,202,017	24,729,272

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2005	2004
Funds From Operations (FFO):
Net loss applicable to common shareholders	$(2,944)	$(6,187)
Depreciation	10,947	9,132
Equity in depreciation of joint venture	265	263
Amortization of deferred lease costs	11	11
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P	2	—
Minority interest in discontinued operations	—	0

FFO	$8,281	$3,219

Weighted average number of common shares and units outstanding:
Basic	30,084,785	24,470,296
Diluted	30,585,107	25,153,958

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net loss applicable to common shareholders	$(2,944)	$(6,187)
Interest	4,007	3,290
Equity in interest expense of joint venture	146	147
Income tax benefit:
Income tax benefit	(2,705)	(2,862)
Income tax benefit from discontinued operations	(19)	(18)
Depreciation and other amortization	10,964	9,158
Equity in depreciation/amortization of joint venture	287	291
Amortization of deferred financing costs	617	511
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P	2	(62)
Minority interest in discontinued operations	—	9
Distributions to preferred shareholders	3,133	3,133

EBITDA	$13,488	$7,410

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
TOTAL PORTFOLIO
Occupancy	64.2%	63.3%
Increase/(Decrease)	1.3%
ADR	$152.45	$139.96
Increase/(Decrease)	8.9%
REVPAR	$97.80	$88.65
Increase/(Decrease)	10.3%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of March 31, 2005, including the Hilton Gaslamp and Grafton on Sunset for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The Indianapolis Marriott, Hilton Alexandria Old Town, Chaminade, Hilton Gaslamp and Grafton on Sunset are shown in 2004 for their comparative period of ownership in 2005.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended March 31,
	2005	2004
Revenues
Room	48,161	44,324
Food & beverage	24,648	22,328
Other	5,454	5,477

Total hotel sales	78,263	72,129

Expenses
Room	12,664	11,898
Food & beverage	18,198	16,708
Other direct	3,639	3,512
General & administrative	7,380	7,144
Sales & marketing	6,695	6,694
Management fees	2,177	2,041
POM	4,032	3,607
Energy	3,138	3,021
Fixed expenses	5,351	5,144

Total hotel expenses	63,274	59,769

EBITDA	14,989	12,360

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of March 31, 2005, including the Hilton Gaslamp and Grafton on Sunset for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The Indianapolis Marriott, Hilton Alexandria Old Town, Chaminade, Hilton Gaslamp and Grafton on Sunset are shown in 2004 for their comparative period of ownership in 2005.